Exhibit 8.2

January 26, 2017

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

3175 Highway 278

Covington, GA 30014

Dear Sir and Madam:

You have requested that we express our opinion as to all material Georgia income tax consequences relating to reorganization of Newton Federal Bank (the “Bank”) from a federally-chartered mutual savings association to a mutual holding company (all steps in such reorganization are collectively referred to herein as the “Reorganization”) pursuant to that certain Newton Federal Bank Plan of Reorganization From a Mutual Saving Association to a Mutual Holding Company and Stock Issuance, as amended (the “Plan of Reorganization”).

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan of Reorganization and are also relying on the truth and accuracy of certain representations made by you to us. We have also assumed that the transactions contemplated by the Plan of Reorganization will be consummated strictly in accordance with the Plan of Reorganization.

This opinion hereby incorporates the federal tax opinion prepared by Luse Gorman, P.C. The federal tax opinion represents and makes certain conclusions regarding certain federal tax consequences of the same transaction listed above. In rendering our opinion as to certain Georgia income tax consequences we have relied without verification on the accuracy and conclusions of the federal tax opinion of Luse Gorman, P.C.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

In rendering our opinions, we have considered the applicable provisions of the Official Code of Georgia Annotated, the Official Compilation of Rules and Regulations of the State of Georgia, pertinent judicial authorities, other interpretative rulings and such other Georgia authorities as we have considered relevant.

Statement of Facts

For what are represented to be valid business purposes, the Board of Directors of the Bank adopted the Plan of Reorganization to convert to a Mutual Holding Company pursuant to statutes. In a series of transactions, Newton Federal Bank will become a to-be-formed federal stock savings bank subsidiary (the “Stock Bank”) of Community First Bancshares, Inc., a to-be-formed federally-chartered subsidiary holding company with the power to issue stock (the “Stock Holding Company”), and Community First Bancshares, Inc. will be a majority-owned subsidiary of Community First Bancshares, MHC. Concurrently with the Reorganization, Community First Bancshares, Inc. will offer for sale less than 50 percent of its Common Stock on a priority basis to depositors and Tax-Qualified Employee Plans of Newton Federal Bank, with any remaining shares offered to the public in a Community Offering, a Syndicated Community Offering or a Firm Commitment Underwritten Offering or a combination thereof.

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

Pursuant to the Plan, the Reorganization will be effected as follows, in such order as is necessary to consummate the Reorganization:

(i)	The Bank will organize an interim stock savings association (the “Interim Bank”), as a wholly-owned subsidiary;

(ii)	By means of a purchase and assumption agreement, the Bank will transfer all of its assets and liabilities, other than $100,000 in cash, to the Interim Bank, which will become the Stock Bank (the “351 Transaction”);

(iii)	The Bank will amend its charter and by-laws to become the Mutual Holding Company;

(iv)	The Mutual Holding Company will organize the Stock Holding Company, as wholly-owned subsidiary;

(v)	The Mutual Holding Company will transfer $1,000 in cash and all of the common stock of the Stock Bank to the Stock Holding Company in exchange for 100 shares of common stock of the Stock Holding Company (the “Secondary 351 Transaction”).

(vi)	Contemporaneously with the reorganization of the Bank into the mutual holding company structure, including the organization of the Mutual Holding Company, the Stock Holding Company and the Stock Bank, the Stock Holding Company will offer less than 50.0% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

Collectively, the above steps (i) through (vi) are referred to as the “Reorganization.” Those persons who, as of the date of the Reorganization, hold depository rights with respect to Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers, as applicable, who had membership rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to Community First Bancshares, MHC, so long as they continue to hold deposit accounts or borrowings, as applicable, with the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to Community First Bancshares, MHC, so long as they continue to hold deposit accounts with the Stock Bank.

Following the Reorganization, the Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of the Stock Holding Company. The Stock Holding Company may issue any amount of non-voting stock to persons other than Mutual Holding Company. No such non-voting stock will be issued as of the date of the Reorganization.

Law and Analysis

Georgia imposes an annual income tax on every domestic corporation and foreign corporation on its Georgia taxable net income under the Official Code of Georgia Annotated Section (“O.C.G.A. §”) 48-7-21.

The term “corporation” includes not only those created or organized under the laws of Georgia, but also every corporation doing business within Georgia or deriving income from sources within Georgia, in a corporate or organized capacity, by virtue of creation or organization under the laws of the United States or some state, territory, district or foreign country. Any association or organization that is required to report as a corporation for federal income tax purposes under the Internal Revenue Code,1 (the “Code”) is considered to be a

[1]	Unless otherwise indicated, all references to the “Internal Revenue Code,” “Code Section” or “Code” are to the Internal Revenue Code of 1986, as amended.

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

corporation. Conversely, any association, organization or corporation required to report in any other capacity for federal income tax purposes will report in a like capacity for purposes of Georgia corporate reporting and taxation. See Ga. Comp. R. & Regs. § 560-7-3-.02(2).

“Depository financial institutions” are subject to all forms of state income taxation in the same manner and to the same extent as other corporations in Georgia. See O.C.G.A. § 48-6-90.1.

The term “Depository financial institution” means a “Bank” and “Savings and loan association” under O.C.G.A. § 48-6-90(2). Newton Federal Bank is a “Savings and loan association” as defined by O.C.G.A. §§ 48-6-90(1) and 48-7-21(a)(ii)(III). The Stock Bank is a “Bank” as defined by O.C.G.A. §§ 48-6-90(3) and 48-7-21(a)(ii)(I).

Section 2(a) of the federal Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841(a) defines the term “bank holding company” as “any company which has control over any bank or over any company that is or becomes a bank holding company ….” Georgia law provides an identical definition of “bank holding company” pursuant to O.C.G.A. § 7-1-621(3).

For taxable years beginning on or after January 1, 2015, Georgia has adopted the provisions of the Code, and all federal acts as they relate to the computation of Federal Adjusted Gross Income (AGI) or federal taxable income for non-individuals (with certain exceptions) that were enacted on or before January 1, 2016. O.C.G.A. § 48-1-2(14). Additionally, for taxable years beginning on or after January 1, 2016, provisions of the Code, which were as of January 1, 2016, enacted into law but not yet effective, will become effective for purposes of Georgia taxation on the same dates upon which they become effective for federal tax purposes pursuant to O.C.G.A. § 48-1-2(14).

As it relates to individual taxpayers, Georgia imposes a tax on every resident of the state with respect to the Georgia taxable net income of the taxpayer. O.C.G.A § 48-7-20. Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

Opinion

The proposed Reorganization provides for no steps or components which would be treated differently for Georgia income tax purposes than for federal income tax purposes. The federal tax opinion letter of Luse Gorman, P.C. provides for no federal income taxes resulting from the Reorganization. Likewise, it is Porter Keadle Moore, LLC’s opinion that there should be no Georgia income taxes resulting from the Reorganization.

Our opinion is based on the federal income tax treatment of the transactions as provided by Luse Gorman. P.C. Based solely upon the foregoing representations and information and assuming the transactions occur in accordance with the Reorganization Agreement, Porter Keadle Moore, LLC is of the opinion that under the relevant sections of the Georgia Code Section, Regulations and Statutes, for Georgia income tax purposes:

1.	The conversion of the bank into the Mutual Holding Company qualifies as a reorganization under Code Section 368(a)(1)(F). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

2.	The transfer by the Bank of substantially all of its assets and liabilities to the Stock Bank qualifies as an exchange under Code Section 351 and the Bank will recognize no gain or loss upon the transfer of substantially all of its assets and liabilities solely in exchange for the voting common stock of the Stock Bank. Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

3.	The Stock Bank will recognize no gain or loss upon its receipt of property from the Bank in exchange for its stock that qualifies as an exchange. (Code Section 1032(a)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

4.	The Bank’s holding period in the common stock of the Stock Bank’s common stock received in the reorganization will include the holding period during which the property exchanged was held. (Code Section 1223(1)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

5.	The Bank will recognize no income with respect to its bad debt reserve established under Code Section 593. Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

6.	The Stock Bank’s basis in the property received from the Bank will be the same as the basis of such property in the hands of the Bank immediately prior to Reorganization. (Code Section 362(a)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

7.	The Stock Bank’s holding period for the property received from the Bank will include the period during which such property was held by the Bank. (Code Section 1223(2)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

8.	The Mutual Holding Company and the persons who purchased common stock of the Stock Holding Company in the Subscription Offering and Community Offering will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Stock Holding Company in exchange solely for stock in the Stock Holding Company that qualifies as an exchange under Code Section 351. Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

9.	The Stock Holding Company will recognize no gain or loss upon its receipt of Stock Bank common stock and cash in exchange for Stock Holding Company common stock. (Code Section 1032(a)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

10.	The Mutual Holding Company’s basis in the Stock Holding Company common stock received will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

11.	The Mutual Holding Company’s holding period in the Stock Holding Company common stock received will include the period during which it held the Stock Bank common stock, provided that the property was a capital asset on the date of the exchange. (Code Section 1223(1)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

12.	The Stock Holding Company’s basis in the Stock Bank stock received from the Mutual Holding Company will be the same as the basis of such property in the hands of the Mutual Holding Company. (Code Section 362(a)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

13.	The Stock Holding Company’s holding period in the Stock Bank stock received from the Mutual Holding Company will include the period during which the property was held by the Mutual Holding Company. (Code Section 1223(2)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

14.	The Bank members will recognize no gain or loss by reason of the Reorganization. Georgia follows the Code and all federal acts as it relates to determining taxable income, with certain exceptions. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

15.	No gain or loss shall be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or other Members of the Bank on the issuance of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to the Mutual Holding Company, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

16.	The basis of the deposit accounts in the Stock Bank to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. ((Code Section 358(a)(1)). The basis of the interests in the liquidation rights in the Mutual Holding Company to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Mutual Bank shall be zero. (Rev. Rul, 71-223, 1971-1 C.B. 113). Georgia follows the Code and all federal acts as they relate to determining taxable income under these provisions. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

17.	It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. This opinion is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscriptions rights. Accordingly, no Georgia gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of the Stock Holding Company. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. ((Code Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182). Georgia follows the Code and all federal acts as they relate to determining taxable income under these provisions. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

18.	It is more likely than not that the basis of the Stock Holding Company Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire the stock was exercised. (Code Section 1223(6)). Georgia follows the Code and all federal acts as they relate to determining taxable income under these provisions. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

No assurances are or can be given that the Georgia Department of Taxation or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Georgia income tax treatment to the parties enumerated based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Georgia Department of Taxation or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity need to reconsider our views.

We hereby consent to the filing of the opinion as an exhibit to the Bank’s combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC, and as an exhibit to the Stock Holding Company’s Application on Form H-(e)1, as filed with the Board of Governors of the Federal Reserve System and Stock Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2, H-(e)1, and S-1 under the captions “The Reorganization and Offering – Material Income Tax Consequences” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very Truly Yours,

/s/ Porter Keadle Moore, LLC

Porter Keadle Moore, LLC